EXHIBIT 10.1

March 9, 2009

To the Consenting Parties Identified
on the Signature Pages Hereof:

This letter agreement (this “Agreement”) sets forth the terms on which the Consenting Parties (as defined below) agree, among other things, to support a restructuring (the “Restructuring”) by Herbst Gaming, Inc. (the “Company”) and the Guarantor Debtors (as defined below) in accordance with the term sheet (the “Term Sheet”) attached hereto as Exhibit A, as it may be modified in accordance with the terms herein.  Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Term Sheet.

For purposes of this Agreement, (a) “Consenting Parties” means (i) each of the undersigned lenders (each, a “Consenting Lender” and together, the “Consenting Lenders”) under the Company’s Second Amended and Restated Credit Agreement, dated as of January 3, 2007, as amended (the “Senior Credit Facility”), (ii) Edward J. Herbst, Timothy P. Herbst and Troy D. Herbst (each, an “Existing Equity Holder” and together, the “Existing Equity Holders”), being the holders of 100% of the issued and outstanding equity interests in the Company, and (iii) Terrible Herbst, Inc. (“THI”) and each undersigned person or entity affiliated with THI that is a party to a Related Party Agreement and any other person or entity that is affiliated with THI that enters into a new agreement or agreements related to the operations of the Company (collectively with THI, the “THI Parties”), (b) “Guarantor Debtors” means each of the Company’s subsidiaries that are guarantors of the Company’s obligations under the Senior Credit Facility and/or the Senior Subordinated Notes, and (c) “Debtors” means, collectively, the Company and the Guarantor Debtors.

In exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Debtors and each Consenting Party intending to be legally bound, hereby agree as follows:

1.             The Restructuring.  The Restructuring will principally consist of (a) separation of the Company’s casino and slot machine route businesses into two holding companies, (b) conversion of all outstanding obligations under the Senior Credit Facility into debt and equity of the reorganized companies, (c) termination of all outstanding obligations under the indentures (the “Indentures”) governing the Company’s (i) 8 1/8% Senior Subordinated Notes due 2012 and/or (ii) 7% Senior Subordinated Notes due 2014 (together, the “Senior Subordinated Notes”), (d) cancellation of 100% of the existing equity in the Company, and (e) amendments or modifications to, or assumptions and

2.             assignments of, certain of the Related Party Agreements, or new agreements to be entered into, and settlements of claims with the THI Parties in connection with the Related Party Agreements, all in exchange for 90% of the new equity in the reorganized slot machine route business, in each case, as set forth in the Term Sheet.  The parties agree that the Restructuring is to be implemented pursuant to pre-arranged cases for the Debtors (collectively, the “Bankruptcy Case”) under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”).

3.             The Bankruptcy Case.

(a)           The Debtors shall file voluntary petitions to commence the Bankruptcy Case under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”).  On the date that the Bankruptcy Case is commenced, the Debtors shall file a plan of reorganization in form and substance reasonably satisfactory to (i) Consenting Lenders holding at least two-thirds in amount of the total Claims held by all Consenting Lenders arising under the Senior Credit Facility (“Required Consenting Lenders”) and (ii) the THI Parties (the “Plan”) and a disclosure statement discussing the Plan in form and substance reasonably satisfactory to (i) Required Consenting Lenders and (ii) the THI Parties (the “Disclosure Statement”), both of which will incorporate the terms set forth in the attached Term Sheet.

(b)           This Agreement is not and shall not be deemed to be a solicitation for consents to the Plan.  The acceptance of the Consenting Parties will not be solicited until after the commencement of the Bankruptcy Case, and such solicitation shall occur in accordance with such solicitation procedures as may be approved or established by the Bankruptcy Court.

4.             Incorporation of Term Sheet; Consultation and Cooperation.  The Term Sheet is expressly incorporated herein by reference and is made part of this Agreement.  The general terms and conditions of the Restructuring are set forth in the Term Sheet; provided, however, that the Term Sheet is supplemented by the terms and conditions of this Agreement.  In the event the terms and conditions as set forth in the Term Sheet and this Agreement are inconsistent, the terms and conditions as set forth in the Term Sheet shall govern.  To the extent that any of (i) the Plan, the Disclosure Statement, or any definitive documents relating thereto (collectively, the “Plan Documents”) or (ii) any transaction contemplated by any of the Plan Documents is required under the terms of this Agreement to be reasonably satisfactory or reasonably acceptable to any of the Consenting Parties and such Plan Document or transaction is identified, described or contemplated by the Term Sheet, such Plan Documents and any transaction contemplated by the Plan Documents shall be deemed to be reasonably satisfactory or reasonably acceptable to the extent that such Plan Documents or any transaction contemplated by the Plan Documents are consistent with the terms specifically identified in the Term Sheet.  To the extent that (x) any documents or agreements executed by any of the THI Parties and/or Slot Co and/or (y) any transaction contemplated thereby include terms not specifically identified in the Term Sheet, such terms must be reasonably acceptable to the THI Parties and Slot Co.  In addition, the Debtors, the Consenting Lenders and the THI Parties agree to consult and cooperate with each other in connection with any analysis, appearances, presentations, briefs, filings, arguments or proposal made or submitted by any such party to the Bankruptcy Court, other creditor constituents or other parties with an interest in the Restructuring.

5.             Effectiveness.  This Agreement shall become effective on the date upon which: (i) counterparts of this Agreement have been duly executed by each of the Debtors, the Existing Equity Holders, the THI Parties and Consenting Lenders holding in the aggregate at least two-thirds, or such lesser amount, but not less than a majority, as may be acceptable to the Company and the THI Parties (an “Acceptable Lesser Dollar Amount”), in amount of all outstanding Claims under the Senior Credit Facility and constituting in the aggregate a majority in number, or such lesser amount as may be acceptable to the Company and the THI Parties (an “Acceptable Lesser Amount In Number”), of all lenders thereunder; provided, that if Consenting Lenders holding less than two-thirds, but at least a majority, in amount of all outstanding claims under the Senior Credit Facility, or constitute in the aggregate less than a majority in number of all lenders thereunder, but the Company and the THI Parties nonetheless determine those amounts to be an Acceptable Lesser Dollar Amount or an Acceptable Lesser Amount In Number, as applicable, the Company and the THI Parties must notify the parties in writing of such determination no later than the later of 5:00 p.m. Prevailing Pacific Time on the next Business Day, or twenty-four (24) hours, after the Company and the THI Parties have been provided a final tally setting forth the aggregate holdings, names and number of Consenting Lenders that have executed this Agreement (with interim tallies setting forth the information throughout the voting process engaged in by lenders under the Senior Credit Facility with respect to this Agreement), or this Agreement shall not be effective as to or binding upon any Consenting Lender or other party; and (ii) such executed counterparts have been exchanged among the parties to this Agreement.  This Agreement shall not be binding on or enforceable against any party and no party shall have any rights or obligations under this Agreement until this Agreement has become effective in accordance with this Section 4.

6.             Pursuit/Support of the Restructuring.

(a)           Each of the Debtors agrees and covenants that it shall (i) use commercially reasonable efforts to successfully consummate the Restructuring in the manner and in accordance with the timeline contemplated by this Agreement, (ii) use commercially reasonable efforts to avoid the occurrence of any of the Agreement Termination Events set forth in Section 12, (iii) take all commercially reasonably necessary actions to achieve the expeditious confirmation and consummation of the Plan, and (iv) use commercially reasonable efforts to obtain an order from the Bankruptcy Court granting adequate protection to the holders of Claims arising under the Senior Credit Facility on terms set forth in Section 11 (b) below.

(b)           Each Consenting Party (i) agrees to take, or cause to be taken, all actions reasonably necessary to facilitate, encourage or otherwise support the Restructuring and the transactions contemplated by the Term Sheet and (ii) agrees not to take, or cause to be taken, directly or indirectly, any action inconsistent with the consummation of, or opposing the Restructuring or the transactions contemplated by the Term Sheet, including without limitation, in the case of clauses (i) and (ii), the matters set forth in Section 6 hereof, as applicable.  Without limiting the generality of the foregoing and subject to the terms and conditions of this Agreement, each Consenting Party agrees to neither take or direct any other person to take any action to accelerate any obligation of any Debtor owing to such Consenting Party that is or may become due nor initiate or pursue, or have initiated or pursued on its behalf, any litigation or proceeding, or any other rights or remedies of any kind, with respect to any Claim such Consenting Party may now or hereafter have against any Debtor or any Debtor’s subsidiaries, affiliates, directors, officers, and/or employees other than to enforce this Agreement or the Term Sheet.

7.             Support of the Plan, Disclosure Statement and First Day Motions.  Each Consenting Party agrees that it will take or refrain from taking, as applicable, the following actions in connection with the Bankruptcy Case:

(a)           provided that such Consenting Party has been properly solicited pursuant to Bankruptcy Code sections 1125 and 1126, (i) to vote in favor of the Plan in accordance with the voting procedures established in the Solicitation Materials and (ii) to the extent such election is available, not to elect on its ballot to preserve any Claims such Consenting Party may own that may be affected by any releases provided for under the Plan;

(b)           not object to any Plan Document, except to the extent that such Plan Document is either: (i) materially inconsistent with the Term Sheet as such Term Sheet may be amended or modified from time to time in accordance with Section 7(a) hereof, or (ii) not reasonably satisfactory to Required Consenting Lenders or the THI Parties;

(c)           take all reasonable actions necessary or reasonably requested by the Company to support the Plan and the transactions contemplated thereby, except to the extent that such Plan or such transactions are either (i) materially inconsistent with the Term Sheet, as such Term Sheet may be amended or modified from time to time in accordance with Section 7(a) hereof, or (ii) not reasonably satisfactory to Required Consenting Lenders or the THI Parties;

(d)           not to take any actions inconsistent with, or that would delay approval or confirmation of, the Plan Documents, except to the extent that such Plan Documents are either (i) materially inconsistent with the Term Sheet, as such Term Sheet may be amended or modified from time to time in accordance with Section 7(a) hereof, or (ii) not reasonably satisfactory to Required Consenting Lenders or the THI Parties;

(e)           support the release provisions contained in the Plan;

(f)            not to oppose the Debtors’ request for the entry of customary “first day” orders that are reasonably satisfactory to Required Consenting Lenders and the THI Parties;

(g)           not to directly or indirectly seek, solicit, encourage or, subject to any applicable fiduciary duties, participate in any negotiations regarding any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company or any Guarantor Debtor (other than as provided in or contemplated by the Term Sheet or with respect to potential sales of some or all of the casino assets);

(h)           promptly notify the other Consenting Parties upon the receipt of any written solicitation or proposal relating to any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company or any Guarantor Debtor (other than as provided in or contemplated by the Term Sheet), including potential sales of some or all of the casino assets; and

(i)            not to withdraw or revoke any properly solicited vote to accept the Plan unless (x) the Plan is modified in any respect in a manner materially inconsistent with the Term Sheet, as such Term Sheet may be amended or modified from time to time in accordance with Section 7(a) hereof, or that has not been approved by Required Consenting Lenders and the THI Parties or (y) this Agreement is terminated in accordance with its terms.

8.             Modification of Plan Documents.

(a)           The Term Sheet, the Restructuring and the Plan Documents may from time to time be amended or modified by the Debtors to modify the treatment of certain constituents junior to the Consenting Lenders (other than the THI Parties) under the Plan (each, a “Permitted Plan Amendment”), if such amendment or modification either (i) does not negatively impact the Consenting Lenders or the THI Parties or (ii) is in writing and consented to by Required Consenting Lenders and the THI Parties.

(b)           The making of any Permitted Plan Amendment shall not release any Consenting Party from its obligations under this Agreement.

9.             Cooperation During the Bankruptcy Case and In Implementation of Plan.  Each of the Debtors agrees and covenants that it shall:

(a)           during the Bankruptcy Case, cooperate and consult with the Consenting Lenders, the THI Parties and any consultants or advisors engaged by the Consenting Lenders and/or the THI Parties regarding the Debtors’ ongoing operations, including without limitation supplementing the management team for the Debtors’ casino assets and/or exploring potential sales or other restructuring transactions with respect to some or all of the casino assets; and

(b)           in connection with the implementation of the Plan, (i) cooperate with any consultants or advisors engaged by the Consenting Lenders or the THI Parties and (ii) continue to deliver any diligence information reasonably requested by the Consenting Lenders or the THI Parties, or their respective consultants or advisors.

10.           Representations and Warranties.

(a)           Each Consenting Lender represents and warrants, severally and not jointly, that, as of the date hereof, such Consenting Lender is the legal owner, beneficial owner and/or holder of investment and voting authority over, the aggregate amount of obligations outstanding under the Senior Credit Facility as set forth in the records maintained by the Senior Credit Facility Agent, and legally or beneficially owns, or has investment and voting authority over, no other obligations outstanding under the Senior Credit Facility.

(b)           Each Consenting Lender represents and warrants, severally and not jointly, that such Consenting Lender (i) is a sophisticated investor with respect to the transactions described in this Agreement with sufficient knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of owning and investing in securities (including any securities that may be issued in connection with the transactions contemplated by this Agreement), is making an informed decision with respect thereto and has made its own analysis and decision to enter this Agreement and (ii) is an “accredited investor” within the meaning of Rule 501 of the Securities Act of 1933, as amended.

(c)           Each Consenting Lender represents and warrants, severally and not jointly, that such Consenting Lender has not been offered, nor shall such Consenting Lender accept, any treatment or compensation or the right to participate in any transactions with any of the Debtors or THI Parties relating to the Plan or the Debtors’ operations that is different than such treatment, compensation or right offered to all lenders under the terms of this Agreement and the Term Sheet.

(d)           Each Existing Equity Holder represents and warrants, severally and not jointly, that, as of the date hereof, such Existing Equity Holder is the beneficial owner of and holds investment and voting authority over the equity interests in the Company set forth opposite such Existing Equity Holder’s name on the signature pages hereof; and the Existing Equity Holders further represent and warrant, jointly and severally, that, as of the date hereof, the equity interests held by the Existing Equity Holders constitute in the aggregate 100% of the issued and outstanding capital stock of the Company.

(e)           Each THI Party represents and warrants that (i) such THI Party has no Claims against any Debtor other than Claims in connection with any of the Related Party Agreements, and (ii) each Related Party Agreement to which such THI Party is a party is a legally valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(f)            (x) Each of the Consenting Parties, severally and not jointly, represents and warrants to each of the Debtors and (y) each of the Debtors represents and warrants, only as to itself and not as to each other, to each Consenting Party, that the following statements, as applicable, are true, correct and complete as of the date hereof:

(i)            Power and Authority.  It has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and to perform its obligations hereunder.

(ii)           Due Organization.  It is duly organized, validly existing and in good standing under the laws of its state of organization and it has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(iii)          Authorization.  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

(iv)          No Conflicts.  The execution, delivery and performance of this Agreement does not and shall not:  (i) violate any provision of law, rule or regulation applicable to it,  except to the extent the failure to comply therewith could not reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder; (ii) violate its articles or certificate of incorporation, bylaws or other organizational documents, except as contemplated in the Plan and the Term Sheet; or (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party, except to the extent such contractual obligation relates to the filing of a case under the Bankruptcy Code or insolvency of the Debtors.

(v)           Governmental Consents.  The execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except such filings as (i) are identified in the Term Sheet, (ii) may be necessary and/or required under antitrust laws or the federal securities laws, (iii) may be necessary and/or required under any gaming laws or regulations of any state, or (iv) may be necessary and/or required in connection with the commencement of the Bankruptcy Case, the approval of the Disclosure Statement and confirmation of the Plan.

(vi)          Binding Obligation.  Subject to the provision of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is a legally valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(g)           Each THI Party and each of the Debtors represents and warrants that each of the Related Party Agreements existing as of the date hereof is listed on the Related Party Agreements Term Sheet (Exhibit 4 to the Term Sheet).

11.           Survival of Agreement.  Each of the parties acknowledges and agrees that: (i) this Agreement is being executed in connection with negotiations concerning the Restructuring of the Debtors and in contemplation of the possible commencement of the Bankruptcy Case by the Debtors; (ii) the rights granted in this Agreement are enforceable by each signatory hereto without approval of the Bankruptcy Court, except as specifically contemplated by this Agreement (iii) the exercise of such rights will not violate the automatic stay provisions of the Bankruptcy Code and (iv) each party hereto hereby waives its right to assert a contrary position in the Bankruptcy Case, if any, with respect to the foregoing.

12.           Pre-Filing Interest Payments; Adequate Protection Payments; Post-Effective Date Payments; Contract Terms; Bank Account/Forbearance; Provision of Records.

(a)           The Consenting Parties agree that interest payments to be made to the lenders under the Senior Credit Facility from the effective date of this Agreement through the Petition Date shall consist of (i) a payment of interest due under the Senior Credit Facility on December 1, 2008 ($5,101,752.49), to be paid within two (2) Business Days after the effective date of this Agreement, (ii) a payment of $3.0 million as a portion of interest due under the Senior Credit Facility on January 1, 2009, to be paid within two (2) Business Days after the effective date of this Agreement, and (iii) a payment in an amount equal to the Debtors’ Estimated Week Ending Cash Balance (as reflected on the Herbst Gaming, Inc. Weekly Cash Flow Variance Analysis) in excess of $100 million as of the close of business on Friday, March 13, 2009, to be (x) calculated based upon the Herbst Gaming, Inc. Weekly Cash Flow Variance Analysis (taking full account of all interest payments under (i) and (ii) above, and any payments to the Debtors’ restructuring professionals that are expected to be made prior to the Petition Date), and (y) paid on Wednesday, March 18, 2009.

(b)           The Consenting Parties agree that during the period commencing on the Petition Date and running through the Effective Date, adequate protection payments shall be made to the lenders under the Senior Credit Facility in an amount equal to the Debtors’ Cash and Cash Equivalents (as reflected on the Debtors’ balance sheet) in excess of $100 million to be measured as of the last day of each fiscal quarter and to be paid on the 30th day thereafter; provided, however, that such payments shall be reduced by any unpaid restructuring costs for services rendered by (i) the Debtors’ professionals, (ii) Milbank (as defined below), (iii) Houlihan, Lokey, Howard & Zukin, Inc. and (iv) any other professionals (including without limitation local counsel) that have been engaged by the steering committee of lenders under the Senior Credit Facility and/or the Senior Credit Facility Agent, that have accrued or otherwise have been recorded on the Debtors’ balance sheet as of the last day of any fiscal quarter and are reasonably anticipated to be paid within 45 days thereafter.  Each of the parties agrees that the parties will use their commercially reasonable efforts to have the Bankruptcy Court enter a final order granting the lenders under the Senior Credit Facility the adequate protection payments described in this Section 11(b) within 45 days after the Petition Date.

(c)           The Consenting Parties agree that the Plan will provide that, during the period commencing on the Effective Date and running through the Substantial Consummation Date, adequate protection payments shall be made to the Holders of Senior Credit Facility Claims (i) in an amount equal to the payments that would be made under the New Slot Co Bank Loan and the New Slot Co Second Lien Facility as if those facilities were in effect as of the Effective Date, notwithstanding the fact that the Substantial Consummation Date may not yet have occurred, provided, however, that (x) such amount shall not include any cash interest or PIK interest on the New Slot Co Second Lien

Facility, nor shall any such interest on the New Slot Co Second Lien Facility commence accruing, until the date that is six (6) months after the Effective Date (the “PIK Date”), provided, further, that if any required gaming licenses or approvals with respect to any of (a) Reorganized Herbst Gaming, its proposed officers, directors, equity holders and other persons required to file personal applications (each to the extent necessary) or (b) the non-THI Parties equity holders in Slot Co, the Lender Designee, and lenders of Slot Co (each to the extent necessary), shall not have been granted by any of the applicable gaming regulatory authorities to all such entities within one year of the Effective Date, then all interest on the New Slot Co Second Lien Facility shall cease accruing and shall only recommence (without any catch up for lost interest) once all such licenses and approvals are granted, and (y) such payments shall be made on the last day of the applicable interest period (with the initial interest period for such payments commencing on the Effective Date or the PIK Date, as applicable, and ending on the last Business Day of the third full calendar month following the month in which the Effective Date or the PIK Date, as applicable, occurs, and with each subsequent interest period commencing on the last day of the preceding interest period and ending on the last Business Day of the third full calendar month thereafter); and (ii) under the Herbst Gaming Amended and Restated Senior Credit Facility, in an amount equal to the Debtors’ Cash and Cash Equivalents (as reflected on the Debtors’ balance sheet) in excess of $100 million, (1) to be measured (x) initially, as of the last day of the third full calendar month following the month in which the Effective Date occurs and (y) as of the last day of every third full calendar month thereafter, and to be paid in each case on the 30th day after the date on which it is measured.

(1) Such amount shall be modified to reflect the separation of the Debtors’ casino and slot machine route businesses as of the later of (i) the Effective Date and (ii) five days after the date the Company receives gaming regulatory approval regarding the internal reorganization necessary to implement separation of the Debtors’ casino and slot machine route businesses.  Following the later of such dates, the cash sweep will apply only as to the casino business.

(d)           For the period from the Petition Date through the Effective Date, the Debtors shall continue to honor and perform their obligations with respect to the Related Party Agreements until such agreements are assumed under the Plan.  In addition, the Consenting Parties agree that the Confirmation Order will provide that, during the period commencing on the Effective Date and running through the Substantial Consummation Date, the economic terms of the Related Party Agreements shall be honored and performed by the parties thereto as if all assumptions, modifications or other treatments described in the Related Party Agreements Term Sheet were in effect as of the Effective Date, notwithstanding the fact that the Substantial Consummation Date may not yet have occurred.

(e)           The Debtors shall, on or before the date that is ten (10) days after the effective date of this Agreement, cause all of their Cash in Community Bank of Nevada to be transferred to the Debtors’ account at U.S. Bank, National Association (“U.S. Bank”); provided, however, that as a condition to such transfer, the Senior Credit Facility Agent, U.S. Bank and the Debtors shall enter into a forbearance agreement with respect to such Cash that is reasonably acceptable to each such party.

(f)            During the period commencing on the effective date of this Agreement and running through the Petition Date, the Debtors shall provide to the Consenting Lenders weekly check and wire transfer records (excluding payroll records).

13.           Termination.

(a)           This Agreement shall automatically terminate upon the occurrence of any of the following events, unless such automatic termination is waived in writing by Required Consenting Lenders, the

Debtors and/or the THI Parties, as applicable, within 5 Business Days of the occurrence of such event; provided, however, that the waiver of both the Debtors and the THI Parties, but not the Required Consenting Lenders, shall be required with respect to any automatic termination to the extent that such automatic termination occurs pursuant to any of paragraphs (iii), (xx) (resulting from an announcement by a Consenting Lender) or (xxiii) below; provided, further, that the waiver of the Required Consenting Lenders and the THI Parties, but not the Debtors, shall be required with respect to any automatic termination to the extent that such automatic termination occurs pursuant to any of paragraphs (i), (iv), (v), (vi), (xi), (xiii), (xvii), (xix) or (xxi) below; provided, still, further, that the waiver of the Required Consenting Lenders and the Debtors, but not the THI Parties shall be required with respect to any automatic termination to the extent that such automatic termination occurs pursuant to any of paragraphs (ii), (xx) (resulting from an announcement by a THI Party) or (xxii) below; and provided, still, further, the waiver of only the Required Consenting Lenders, but not the Debtors or the THI Parties, shall be required with respect to any automatic termination to the extent that such automatic termination occurs pursuant to any of paragraphs (vii) or (viii) below:

(i)            Drafts of the Plan and Disclosure Statement are not delivered by the Debtors to Milbank, Tweed, Hadley & McCloy LLP (“Milbank”) on behalf of the Consenting Lenders and to Latham & Watkins LLP (“Latham”) on behalf of the THI Parties within three (3) Business Days of the effective date of this Agreement;

(ii)           Drafts of the amended, modified or revised Related Party Contracts are not delivered by the Debtors or the THI Parties to Milbank within three (3) Business Days of the effective date of this Agreement;

(iii)          Drafts of agreements relating to each of the new Slot Co Bank Loan, New Slot Co Second Lien Facility, and Herbst Gaming Amended and Restated Senior Credit Facility are not delivered by the Consenting Lenders to the Debtors and the THI Parties within three (3) Business Days of the effective date of this Agreement;

(iv)          The Plan is not in form and substance reasonably satisfactory to Required Consenting Lenders and the THI Parties or the Disclosure Statement is not in form and substance reasonably satisfactory to Required Consenting Lenders and the THI Parties by March 20, 2009, provided, however, that the Consenting Parties agree that this Agreement shall not automatically terminate upon an assertion by Required Consenting Lenders or the THI Parties that the Disclosure Statement is not reasonably satisfactory in form and substance based solely on the fact that the Disclosure Statement does not include a liquidation analysis as of such date;

(v)           The Debtors have not delivered drafts of all anticipated first day motions to Milbank and Latham within three (3) Business Days of the effective date of this Agreement;

(vi)          The Debtors shall not have used their reasonable best efforts to reach agreement with Required Consenting Lenders and the THI Parties on the documentation necessary to commence the Bankruptcy Case to implement the Restructuring contemplated by and provided for in the Term Sheet on or before March 23, 2009;

(vii)         The Bankruptcy Case to implement the Restructuring contemplated by and provided for in the Term Sheet shall not have been commenced on or before March 23, 2009;

(viii)        In the event the Debtors decide to seek DIP financing, the Debtors file a motion seeking approval of DIP financing with anyone other than some or all of the lenders under the Senior Credit Facility, unless some or all of the lenders under the Senior Credit Facility have not agreed to provide DIP financing on commercially reasonable terms;

(ix)           The Disclosure Statement with respect to the Plan shall not have been approved by the Bankruptcy Court within 60 days after the Petition Date;

(x)            The Plan shall not have been confirmed by the Bankruptcy Court within 120 days after the Petition Date;

(xi)           The order confirming the Plan shall not be in form and substance reasonably satisfactory to Required Consenting Lenders and the THI Parties;

(xii)          The Plan shall not have been substantially consummated within one year of the Effective Date;

(xiii)         The Plan is modified in any manner that is not acceptable to Required Consenting Lenders or the THI Parties or any other Plan Document is not in form and substance reasonably satisfactory to Required Consenting Lenders or the THI Parties;

(xiv)        The Bankruptcy Case with respect to any Debtor is dismissed or is converted to a case under Chapter 7 of the Bankruptcy Code;

(xv)         The Bankruptcy Court shall enter an order appointing (i) a trustee under chapter 7 or chapter 11 of the Bankruptcy Code, (ii) a responsible officer or (iii) an examiner, in each case with enlarged powers relating to the operation of the business (powers beyond those set forth in subclauses (3) and (4) of Section 1106(a)) under Section 1106(b) of the Bankruptcy Code;

(xvi)        The orders of the Bankruptcy Court approving the Disclosure Statement or confirming the Plan or any interim or final order granting adequate protection to the lenders under the Senior Credit Facility shall have been stayed, reversed, vacated or otherwise modified, other than merely ministerial modifications (e.g., with  respect to names, addresses and similar modifications);

(xvii)       Any of the Debtors shall file a motion or the Bankruptcy Court shall enter an order approving a payment to any other party (whether in cash or other property or whether as adequate protection, settlement of a dispute, or otherwise) that would be materially inconsistent with the treatment of such party under the Term Sheet;

(xviii)      Any court shall enter a final, non-appealable judgment or order declaring this Agreement or any material portion hereof to be unenforceable;

(xix)         The Debtors shall withdraw the Plan or publicly announce their intention not to support the Plan;

(xx)          Any of (i) Consenting Lenders holding sufficient Claims under the Senior Credit Facility to result in all other Consenting Lenders holding less than a majority in dollar amount of all outstanding Claims under the Senior Credit Facility, or (ii) the THI Parties shall publicly announce their intention not to support the Plan;

(xxi)         any material breach of this Agreement by any Debtor;

(xxii)        any material breach of this Agreement by any of the THI Parties; or

(xxiii)       any material breach of this Agreement by Consenting Lenders holding sufficient Claims under the Senior Credit Facility to result in all other Consenting Lenders holding less than a majority in dollar amount of all outstanding Claims under the Senior Credit Facility.

(b)           Upon a termination of this Agreement in accordance with this Section 12, no party hereto shall have any continuing liability or obligation to any other party hereunder and the provisions of this Agreement shall have no further force or effect, except for the provisions in Sections 13 and 16-25, each of which shall survive termination of this Agreement; provided that no such termination shall relieve any party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.

14.           No Third-Party Beneficiaries.  This Agreement shall be solely for the benefit of the parties hereto and no other person or entity shall be a third-party beneficiary hereof.

15.           Additional Claims and Interests Subject.  Nothing in this Agreement shall be deemed to limit or restrict the ability or right of a Consenting Party to purchase or take assignment of any additional Claims (“Additional Claims”) against or interests in any Debtor or any affiliate of any Debtor; provided, however, that in the event a Consenting Party purchases or takes assignment of any such Additional Claims or other interests after the date hereof, such Additional Claims or other interests shall immediately upon such acquisition become subject to the terms of this Agreement.

16.           Restrictions on Transfer.

(a)           Except as set forth in Section 15(b), each Consenting Party hereby agrees that, for so long as this Agreement shall remain in effect, it shall not sell, transfer or assign all or any of its Claims, as the case may be, or any option thereon or any right or interest (voting, participation or otherwise) therein (each, a “Transfer”) without the prior written consent of the Company.

(b)           Notwithstanding the foregoing, any Consenting Lender may Transfer any or all of its respective Claims, provided that, as a condition precedent, the transferee thereof agrees in writing to be bound by the terms of this Agreement.

(c)           Any Transfer of any Claim that does not comply with the foregoing shall be deemed void ab initio.

17.           Entire Agreement.  As of the date this Agreement becomes effective, this Agreement, including the Term Sheet, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

18.           Amendment or Waiver.

(a)           Except as provided in Section 7 hereof, this Agreement, including the Term Sheet, may not be modified, altered, amended, waived or supplemented except by an agreement in writing signed by each of the Debtors and Required Consenting Lenders, or the THI Parties, as applicable.

(b)           Each of the parties hereto agrees to negotiate in good faith all amendments and modifications to this Agreement, including the Term Sheet, as reasonably necessary and appropriate to consummate the Restructuring.

(c)           No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver.

19.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  Each party hereby irrevocably submits to the jurisdiction of any New York state court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts.  Each party irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Nothing herein shall affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.  Notwithstanding the foregoing consent to New York jurisdiction, if the Bankruptcy Case is commenced, each party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

20.           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and by facsimile, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

21.           Severability.  Any term or provision of this Agreement, which is invalid or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

22.           Headings.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

23.           Prior Negotiations.  This Agreement supersedes all prior negotiations with respect to the subject matter hereof but shall not supersede the Definitive Documentation.

24.           Notice.  Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, or on the next Business Day if transmitted by national overnight courier, addressed in each case as follows:

(a)           If to the Company, at:

Herbst Gaming, Inc.

3440 West Russell Road

Las Vegas, Nevada 89118

Attn:  Office of the CEO

Telephone:  (702) 798-6400

Facsimile:  (702) 798-8079

with a copy to:

Herbst Gaming, Inc.

3440 West Russell Road

Las Vegas, Nevada 89118

Attn:  Sean Higgins, General Counsel

Telephone:  (702) 798-6400

Facsimile:  (702) 798-8079

(b)           If to a Consenting Party, to the address for such Consenting Party provided on the signature pages hereof.

Please sign in the space provided below to indicate your agreement and consent to the terms hereof.

Very truly yours,

HERBST GAMING, INC.

By:	/s/ TROY D. HERBST
	Name:	Troy D. Herbst
	Title:	Chief Executive Officer

GUARANTOR DEBTORS:

FLAMINGO PARADISE GAMING, LLC

By:	/s/ TROY D. HERBST
	Name:	Troy D. Herbst
	Title:	Manager

MARKET GAMING, INC.

By:	/s/ TROY D. HERBST
	Name:	Troy D. Herbst
	Title:	Secretary

CARDIVAN COMPANY

By:	/s/ TROY D. HERBST
	Name:	Troy D. Herbst
	Title:	Secretary

CORRAL COIN, INC.

By:	/s/ TROY D. HERBST
	Name:	Troy D. Herbst
	Title:	Secretary

CORRAL COUNTRY COIN, INC.

By:	/s/ TROY D. HERBST
	Name:	Troy D. Herbst
	Title:	Secretary

E-T-T ENTERPRISES, L.L.C.

By:	/s/ TROY D. HERBST
	Name:	Troy D. Herbst
	Title:	Manager

E-T-T, INC.

By:	/s/ TROY D. HERBST
	Name:	Troy D. Herbst
	Title:	Secretary

HGI - ST. JO, INC.

By:	/s/ TROY D. HERBST
	Name:	Troy D. Herbst
	Title:	Secretary

HGI - LAKESIDE, INC.

By:	/s/ TROY D. HERBST
	Name:	Troy D. Herbst
	Title:	Secretary

HGI - MARK TWAIN, INC.

By:	/s/ TROY D. HERBST
	Name:	Troy D. Herbst
	Title:	Secretary

THE SANDS REGENT

By:	/s/ TROY D. HERBST
	Name:	Troy D. Herbst
	Title:	Secretary

ZANTE INC.

By:	/s/ TROY D. HERBST
	Name:	Troy D. Herbst
	Title:	Secretary

LAST CHANCE, INC.

By:	/s/ TROY D. HERBST
	Name:	Troy D. Herbst
	Title:	Secretary

CALIFORNIA PROSPECTORS, LTD.

By:	/s/ TROY D. HERBST
	Name:	Troy D. Herbst
	Title:	Manager

PLANTATION INVESTMENTS, INC.

By:	/s/ TROY D. HERBST
	Name:	Troy D. Herbst
	Title:	Secretary

DAYTON GAMING, INC.

By:	/s/ TROY D. HERBST
	Name:	Troy D. Herbst
	Title:	Secretary

THE PRIMADONNA COMPANY, LLC

By:	/s/ TROY D. HERBST
	Name:	Troy D. Herbst
	Title:	Manager

Accepted and agreed to by the

Consenting Parties named below:

CONSENTING LENDERS:

[NAME OF LENDER]

By:
Name:
Title:

Address:

Telephone:
Facsimile:

EXISTING EQUITY HOLDERS:

EDWARD J. HERBST

By:	/s/ EDWARD J. HERBST

Address:	5195 Las Vegas Blvd. South
Las Vegas, Nevade, 89119

Telephone:	702-798-6400
Facsimile:	702-798-8079

Number of Shares	100

% of Company Equity	33.3333%

EXISTING EQUITY HOLDERS:

TIMOTHY P. HERBST

By:	/s/ TIMOTHY P. HERBST

Address:	5195 Las Vegas Blvd. South
Las Vegas, Nevade, 89119

Telephone:	702-798-6400
Facsimile:	702-798-8079

Number of Shares	100

% of Company Equity	33.3333%

EXISTING EQUITY HOLDERS:

TROY D. HERBST

By:	/s/ TROY D. HERBST

Address:	5195 Las Vegas Blvd. South
Las Vegas, Nevada, 89119

Telephone:	702-798-6400
Facsimile:	702-798-8079

Number of Shares	100

% of Company Equity	33.3333%

THI:

TERRIBLE HERBST, INC.

By:	/s/ JERRY E. HERBST
Name:	Jerry E. Herbst
Title:	President

Address:	5195 Las Vegas Blvd. South
Las Vegas, Nevada, 89119

Telephone:	702-798-6400
Facsimile:	702-798-8079

with a copy to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA 90071-1560

Telephone:  (213) 485-1234

Facsimile:  (213) 891-8763

Attn:  Robert A. Klyman, Esq.

OTHER THI PARTIES:

THE HERBST FAMILY LIMITED PARTNERSHIP:

By:	/s/ JERRY E. HERBST
Name:	Jerry E. Herbst
Title:	Partner

Address:	5195 Las Vegas Blvd. South
Las Vegas, Nevada, 89119

Telephone:	702-798-6400
Facsimile:	702-798-8079

With a copy to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA  90071-1560

Telephone:  (213) 485-1234

Facsimile:  (213) 891-8763

Attn:  Robert A. Klyman, Esq.

HERBST GRANDCHILDREN’S TRUST:

By:	/s/ TIMOTHY P. HERBST
Name:	Timothy P. Herbst
Title:	Trustee

Address:	5195 Las Vegas Blvd. South
Las Vegas, Nevada, 89119

Telephone:	702-798-6400
Facsimile:	702-798-8079

With a copy to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA  90071-1560

Telephone:  (213) 485-1234

Facsimile:  (213) 891-8763

Attn:  Robert A. Klyman, Esq.

BERRY-HINCKLEY INDUSTRIES:

By:	/s/ JERRY E. HERBST
Name:	Jerry E. Herbst
Title:	President

Address:	5195 Las Vegas Blvd. South
Las Vegas, Nevada, 89119

Telephone:	702-798-6400
Facsimile:	702-798-8079

With a copy to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA  90071-1560

Telephone:  (213) 485-1234

Facsimile:  (213) 891-8763

Attn:  Robert A. Klyman, Esq.

JERRY E. HERBST:

By:	/s/ JERRY E. HERBST

Address:	5195 Las Vegas Blvd. South
Las Vegas, Nevada, 89119

Telephone:	702-798-6400
Facsimile:	702-798-8079

With a copy to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA  90071-1560

Telephone:  (213) 485-1234

Facsimile:  (213) 891-8763

Attn:  Robert A. Klyman, Esq.

EDWARD J. HERBST:

By:	/s/ EDWARD J. HERBST

Address:	5195 Las Vegas Blvd. South
Las Vegas, Nevada, 89119

Telephone:	702-798-6400
Facsimile:	702-798-8079

With a copy to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA  90071-1560

Telephone:  (213) 485-1234

Facsimile:  (213) 891-8763

Attn:  Robert A. Klyman, Esq.

TIMOTHY P. HERBST:

By:	/s/ TIMOTHY P. HERBST

Address:	5195 Las Vegas Blvd. South
Las Vegas, Nevada, 89119

Telephone:	702-798-6400
Facsimile:	702-798-8079

With a copy to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA  90071-1560

Telephone:  (213) 485-1234

Facsimile:  (213) 891-8763

Attn:  Robert A. Klyman, Esq.

TROY D. HERBST:

By:	/s/ TROY D. HERBST

Address:	5195 Las Vegas Blvd. South
Las Vegas, Nevada, 89119

Telephone:	702-798-6400
Facsimile:	702-798-8079

With a copy to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA  90071-1560

Telephone:  (213) 485-1234

Facsimile:  (213) 891-8763

Attn:  Robert A. Klyman, Esq.

EXHIBIT A TO AGREEMENT

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH AN OFFER OR  SOLICITATION, IF ANY, WILL ONLY BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES AND/OR BANKRUPTCY LAWS.  THIS TERM SHEET DOES NOT ADDRESS ALL MATERIAL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH THE RESTRUCTURING (AS DEFINED HEREIN) AND IS SUBJECT TO THE COMPLETION AND EXECUTION OF DEFINITIVE DOCUMENTATION.  THIS TERM SHEET HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO THE PROVISIONS OF RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL RULES.

HERBST GAMING, INC.

RESTRUCTURING TERM SHEET

MARCH 9, 2009

This term sheet (the “Term Sheet”) outlines a proposed restructuring transaction (the “Restructuring”) for Herbst Gaming, Inc. (“Herbst Gaming”) and certain of its Affiliates (collectively, the “Company”) to be implemented pursuant to a pre-arranged joint plan of reorganization (the “Plan”) under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Exhibit 1.  Capitalized terms not otherwise defined herein or in Exhibit 1 shall have the meanings given to such terms in the Bankruptcy Code.  The terms “include,” includes,” or “including” are not limiting.  This Term Sheet does not include a description of all of the terms, conditions and other provisions that are to be contained in the definitive documentation governing the Restructuring, which remain subject to discussion and negotiation.  Any material change to any provision of this Term Sheet must be reasonably acceptable to each of the Company, the THI Parties and the Required Consenting Lenders.

Structure of the Transaction

The Restructuring will principally consist of (a) separation of the Company’s casino and slot machine route businesses into two holding companies, (b) conversion of all outstanding obligations under the Senior Credit Facility (as defined below) into debt and equity of the reorganized companies, (c) termination of all outstanding obligations under the indentures governing the Senior Subordinated Notes, (d) cancellation of 100% of the existing equity in the Company, and (e) amendments or modifications to, or assumptions and assignments of, certain of the Related Party Agreements, or new agreements to be entered into, and settlements of claims with Terrible Herbst, Inc. (“THI”) and each person or entity affiliated with THI that is a party to any Related Party Agreement or that enters into a new agreement or agreements related to the operations of the Company and is affiliated with THI (collectively with THI, the “THI Parties”), all in exchange for an equity position in Slot Co (as defined below), in each case, as set forth in more detail herein.

Pre-Arranged Plan

The Restructuring shall be implemented pursuant to the Plan. In connection with the negotiation and preparation of the Plan and a disclosure statement discussing the Plan (the “Disclosure Statement” and, together with the Plan and any definitive documents relating thereto, the “Plan Documents”), the Company, certain consenting lenders (“Lenders”) under the Senior Credit Facility and the THI Parties shall agree upon each of (i) the Petition Date, (ii) the date by which the Disclosure Statement shall be approved by the Bankruptcy Court,

(iii) the date by which the Plan shall be confirmed, (iv) the date by which the confirmed Plan shall become effective, and (v) the date by which the confirmed plan shall be substantially consummated. The acceptance of the Plan by the Lenders and the THI Parties shall not be solicited until after the Petition Date.

Separation of Casino and Slot Business

The Company’s business is comprised of the following two segments: (i) the ownership and operation of casinos in Iowa, Missouri and Nevada (the “Casino Business”); and (ii) the ownership and operation of gaming machines pursuant to agreements with chain stores, restaurants, bars, and convenience stores (the “Slot Business”). Under the Restructuring, the Casino Business and the Slot Business will be separated from one another and held by two holding companies, “Reorganized Herbst Gaming” and “Slot Co”, respectively.

Methodology for allocation of assets generally between Reorganized Herbst Gaming and Slot Co to be determined based on primary use in the Casino Business or the Slot Business, or, to the extent applicable, based upon which party is responsible for the provision of services related to a particular asset; however, working capital (including Cash and taking appropriate account of the Smith contract) to be allocated between Reorganized Herbst Gaming and Slot Co in accordance with historical practices and consistent with the intent of this Term Sheet.

Overhead allocation to be 33.4% at Slot Co and 66.6% at Reorganized Herbst Gaming on the Substantial Consummation Date, and to be re-adjusted on an annual basis based upon prior year’s consolidated non-fuel revenue. In order to document the overhead allocation, the parties shall enter into the Corporate Overhead Allocation Agreement.

In anticipation of the separation of the Casino Business and the Slot Business, there shall be created the position of COO/Gaming. The COO/Gaming shall (i) be acceptable to Required Consenting Lenders; (ii) satisfy all applicable requirements under applicable gaming laws and regulations and, in conjunction with the Company and with the Company’s full cooperation, file any required applications in connection therewith on or before the Petition Date; (iii) commence employment as of the date of approval of such applications by the applicable gaming authorities; (iv) be reasonably acceptable to the Company’s board of directors; (v) be employed by Herbst Gaming, Inc. (as a member of the Company’s Office of the CEO and reporting to the Company’s board of directors) until the Substantial Consummation Date; (vi) be employed by Reorganized Herbst Gaming as of the Substantial Consummation Date; (vii) not be removed other than for cause and, if removed for cause, promptly be replaced by an individual reasonably acceptable to Required Consenting Lenders and the Company’s board of directors; and (viii) be made available to the Consenting Lenders upon reasonable notice to provide status reports on operations. For the avoidance of doubt, in the event that the Plan shall not have been confirmed by the Bankruptcy Court within 120 days after the Petition Date, the position of COO/Gaming shall be terminable by the Company.

The current outstanding principal balance under the Senior Credit Facility is $847.96 million. Pursuant to the Restructuring, (i) $135 million of these obligations will be allocated to Slot Co pursuant to a new first priority senior secured bank loan (the “New Slot Co Bank

Loan”) having the terms set forth in Exhibit 2 attached hereto; (ii) $40 million of these obligations will be allocated to Slot Co pursuant to a second lien secured bank facility (the “New Slot Co Second Lien Facility”) having the terms set forth in Exhibit 3 attached hereto; (iii) $475 million of these obligations will be allocated to Reorganized Herbst Gaming pursuant to a new credit agreement comprising a first lien term loan in the amount of $350 million and a second lien term loan in the amount of $125 million on terms to be negotiated (the “Herbst Gaming Amended and Restated Senior Credit Facility”); and (iv) the remaining balance of these obligations will be exchanged for (x) 100% of the new common equity of Reorganized Herbst Gaming (the “Reorganized Herbst Gaming New Common Equity”) and (y) 10% of the new common equity of Slot Co (the “Slot Co New Common Equity”), with the remaining 90% of the Slot Co New Common Equity being provided to the THI Parties in exchange for amendments or modifications to, or assignments of, certain of the Related Party Agreements, or new agreements to be entered into, and settlement of claims by the THI Parties. The parties shall cooperate to structure the new common equity to be issued under the Plan in a manner that facilitates and satisfies applicable regulatory requirements. Additionally, subject to further consideration with respect to regulatory requirements and the terms of the Slot Co governance documents, the parties will cooperate to find a structure where the 10% of the new common equity of Slot Co is held by Reorganized Herbst Gaming (rather than individual Lenders).

Corporate Governance

The initial board of directors of Reorganized Herbst Gaming shall be comprised of directors selected by the Lenders. The initial board of directors of Slot Co shall be comprised of four (4) directors selected as follows: one (1) director shall be nominated on behalf of the Lenders holding 10% of the Slot Co New Common Equity (the “Lender Designee”), and three (3) directors shall be selected by the THI Parties. Each director shall satisfy all applicable requirements under applicable gaming laws and regulations. Each of Reorganized Herbst Gaming and Slot Co will adopt by-laws, certificates of incorporation an LLC agreement or other governance documents consistent with applicable securities, bankruptcy and/or state laws. Appropriate corporate governance documents shall be set forth in the Definitive Documentation (as defined below).

The New Slot Co Bank Loan will contain a minimum EBITDA covenant of $20.0 million (the “Minimum EBITDA Covenant”) which, if breached, will trigger the following requirements, the specific details of which shall be (i) agreed upon by the Company, the Lenders and the THI Parties and (ii) set forth in the Definitive Documentation:

•      The board of directors will be expanded to five (5) directors, with the additional director (together with the Lender Designee, the “Lender Designees”) to be selected by the Lenders holding 10% of the Slot Co New Common Equity.

•      Entry into any new affiliate or related party transactions above a threshold amount to be agreed upon by the THI Parties and Required Consenting Lenders will require unanimous approval by the Lender Designees or the receipt of a fairness opinion from a nationally-recognized investment bank reasonably acceptable to the Lender Designee, including but not limited to three (3) nationally-recognized investment banks to be agreed upon by the parties.

• Slot Co will be prohibited from taking any of the following actions unless four (4) of the five (5) directors shall approve such action (the “Supermajority Requirement”):

• Additional incurrences of material debt(2);

• Sales or acquisitions of material assets;

• Approval of operating and capex budgets and any material variances therefrom;

• Issuance of equity securities;

• Changes in senior management; provided, that none of Edward J. Herbst, Timothy P. Herbst, Troy D. Herbst or Jerry E. Herbst may be removed or replaced other than for cause;

• Any mergers and any payment of any dividends or other distributions (except for tax distributions) to equity holders;

(2)           For the avoidance of doubt, a supermajority vote shall not be required for any decision by Slot Co to pay PIK interest to the extent permitted by the applicable documents.

The Minimum EBITDA Covenant will apply as of the end of the end of the 4th full quarter following the Substantial Consummation Date and shall be tested at the end of each fiscal quarter thereafter (each, a “Test Period”). If, after any breach of the Minimum EBITDA Covenant, Slot Co shall meet the Minimum EBITDA Covenant during any Test Period thereafter, the additional Lender Designee may be removed by the THI Parties, the requirement for unanimous approval of affiliate transactions will lapse and there shall be no Supermajority Requirement unless and until there shall be any subsequent breach of the Minimum EBITDA Covenant.

The holders of Slot Co New Common Equity will be party to an LLC agreement, the form of which shall be included in the Slot Definitive Documentation (as defined below). It is anticipated that such agreement will include, among other things, (i) restrictions on transfers of Slot Co New Common Equity by Lenders to any known competitor or any third party known by the transferor (after reasonable inquiry) to have a material interest or material lending stake in or material contractual relationship with any known competitor, except in each case with the consent of the THI Parties (ii) restrictions on transfers of Slot Co New Common Equity that would increase the number of holders of Slot Co New Common Equity to a level that would require Slot Co to file any reports with the SEC or be a reporting company under the Securities

Exchange Act of 1934, as amended, (iii) provisions granting the THI parties drag rights, (iv) provisions granting the Lenders tag rights, (v) provisions ensuring that Slot Co will remain a private company and not subject to SEC registration and reporting requirements unless consented to by the THI Parties, and (vi) provisions with respect to licensing issues.

From the Effective Date until all gaming licenses and approvals are obtained as required to effectuate the Plan and the Plan is substantially consummated (the “Substantial Consummation Date”), the Debtors and the Lenders will (i) work together in good faith to determine the optimal management of operations, maintenance of working capital and utilization of Excess Cash Flow of Reorganized Herbst Gaming, and (ii) reasonably cooperate with each other in connection with the management and operations of Reorganized Herbst Gaming, all in accordance with applicable gaming laws and regulations.

Beginning on the Substantial Consummation Date, Slot Co shall employ Edward J. Herbst, Timothy P. Herbst and Troy D. Herbst, with annual aggregate salaries of $2.077 million, which shall not be decreased, and shall not be increased until the New Slot Co Bank Loan and the New Slot Co Second Lien Facility have been paid in full.

Definitive Documentation

The Company shall prepare definitive documentation concerning the separation of the Casino Business (the “Casino Definitive Documentation”) and the Slot Business (the “Slot Definitive Documentation” and together with the Casino Definitive Documentation, the “Definitive Documentation”). The Slot Definitive Documentation and the Casino Definitive Documentation will be consistent with this Term Sheet.

Separate Plans for Each Entity

The Plan will constitute separate plans of reorganization for each of Herbst Gaming and each of its subsidiaries that are guarantors of Herbst Gaming’s obligations under the Senior Credit Facility, the 8.125% Senior Subordinated Notes, and the 7.000% Senior Subordinated Notes (collectively, the “Guarantor Debtors”), and none of their bankruptcy estates shall be substantively consolidated. Accordingly, a vote on the Restructuring shall be deemed a vote on each plan of reorganization of each of Herbst Gaming and the Guarantor Debtors.

Classification and Treatment of Claims and Interests	Unclassified Claims

DIP Facility Claims

In the event a DIP Facility is obtained, Allowed DIP Facility Claims shall not be classified under the Plan and to the extent not previously repaid, shall be paid in full in Cash on the Effective Date.

Administrative Claims

Each Holder of an Administrative Claim will receive payment in full in Cash of the unpaid portion of its Allowed Administrative Claim on the Effective Date or as soon thereafter as practicable (or, if not then due, in accordance with its terms).

Priority Tax Claims

On the later of the Effective Date or the date on which a Priority Tax Claim becomes an Allowed Priority Tax Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date will receive on account of such Claim, an amount in Cash equal to the amount of such Allowed Priority Tax Claim, or shall be provided such other treatment as would comply with Bankruptcy Code section 1129(a)(9)(C).

Classified Claims and Interests

Class 1—Other Priority Claims

Classification: Class 1 shall consist of Other Priority Claims against the Debtors.

Treatment: The legal, equitable and contractual rights of the Holders of Allowed Class 1 Claims will be unaltered by the Plan. Unless otherwise agreed to by the Holders of the Allowed Class 1 Claims and the Debtors, each Holder of an Allowed Class 1 Claim shall receive, in full and final satisfaction of such Allowed Class 1 Claim, payment of the Allowed Class 1 Claim in full in Cash on the Effective Date.

Voting: Class 1 is an Unimpaired Class, and the Holders of Class 1 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 1 Claims will not be entitled to vote to accept or reject the Plan.

Class 2—Other Secured Claims

Classification: Class 2 shall consist of Other Secured Claims against the Debtors.

Treatment: Holders of Allowed Class 2 Claims will be paid in full in Cash or otherwise left Unimpaired, in full and final satisfaction of such Allowed Class 2 Claims.

Voting: Class 2 is an Unimpaired Class, and the Holders of Class 2 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 2 Claims will not be entitled to vote to accept or reject the Plan.

Class 3—Senior Credit Facility Claims

Classification: Class 3 consists of the Holders of Senior Credit Facility Claims against the Debtors. This class includes both the Secured and the unsecured Claims, if any, of such Holders.

Treatment: On the Substantial Consummation Date, Holders of Allowed Class 3 Claims will receive, in full and final satisfaction of such Allowed Class 3 Claims, their pro rata share of (a) the Reorganized Debtors’ obligations under (i) the Herbst Gaming Amended and Restated Senior Credit Facility, (ii) the New Slot Co Bank Loan and (iii) the New Slot Co Second Lien Facility, (b) 100% of the Reorganized Herbst Gaming New Common Equity (c) 10% of the Slot Co New Common Equity, and

(d) any remaining value from the realization of the Debtors’ assets, provided, however, that all Allowed Class 3 Claims shall be subject to any Senior Credit Facility Gift.

During the period commencing on the Effective Date and running through the Substantial Consummation Date, adequate protection payments shall be made to the Holders of Senior Credit Facility Claims (i) in an amount equal to the payments that would be made under the New Slot Co Bank Loan and the New Slot Co Second Lien Facility as if those facilities were in effect as of the Effective Date, notwithstanding the fact that the Substantial Consummation Date may not yet have occurred, provided, however, that (x) such amount shall not include any cash interest or PIK interest on the New Slot Co Second Lien Facility, nor shall any such interest on the New Slot Co Second Lien Facility commence accruing, until the date that is six (6) months after the Effective Date (the “PIK Date”), provided, further, that if any required gaming licenses or approvals with respect to any of (a) Reorganized Herbst Gaming, its proposed officers, directors, equity holders and other persons required to file personal applications (each to the extent necessary) or (b) the non-THI Parties equity holders in Slot Co, the Lender Designee, and lenders of Slot Co (each to the extent necessary), shall not have been granted by any of the applicable gaming regulatory authorities to all such entities within one year of the Effective Date, then all interest on the New Slot Co Second Lien Facility shall cease accruing and shall only recommence (without any catch up for lost interest) once all such licenses and approvals are granted, and (y) such payments shall be made on the last day of the applicable interest period (with the initial interest period for such payments commencing on the Effective Date or the PIK Date, as applicable, and ending on the last Business Day of the third full calendar month following the month in which the Effective Date or the PIK Date, as applicable, occurs, and with each subsequent interest period commencing on the last day of the preceding interest period and ending on the last Business Day of the third full calendar month thereafter); and (ii) under the Herbst Gaming Amended and Restated Senior Credit Facility, in an amount equal to the Debtors’ Cash and Cash Equivalents (as reflected on the Debtors’ balance sheet) in excess of $100 million,(3) to be measured (x) initially, as of the last day of the third full calendar month following the month in which the Effective Date occurs and (y) as of the last day of every third full calendar month thereafter, and to be paid in each case on the 30th day after the date on which it is measured.

(3)           Such amount shall be modified to reflect the separation of Debtors’ casino and slot machine route businesses as of the later of (i) the Effective Date and (ii) five days after the date the Company receives gaming regulatory approval regarding the internal reorganization necessary to implement separation of the Debtors’ casino and slot machine route businesses.  Following the later of such dates, the cash sweep will apply only as to the casino business.

Voting: Class 3 is Impaired, and Holders of Class 3 Claims will be entitled to vote to accept or reject the Plan.

Class 4—General Unsecured Claims

Classification: Class 4 will consist of the Holders of General Unsecured Claims, other than Class 5, Class 6 and Class 7 claims.

Treatment: On the Substantial Consummation Date, Holders of Allowed Class 4 Claims will be paid in full in Cash(4) or otherwise left Unimpaired.

(4)           Any Cash payment to Holders of Allowed Class 4 Claims shall be made by the Debtors, first from unencumbered assets, then, to the extent the Debtors do not have sufficient unencumbered assets to make such payments, such payments shall, pursuant to the Senior Credit Facility Gift, be deemed to have been transferred by gift by Holders of Allowed Class 3 Claims.

Voting: Class 4 is an Unimpaired Class, and the Holders of Class 4 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 4 Claims will not be entitled to vote to accept or reject the Plan.

Class 5—THI Party Claims

Classification: Class 5 consists of the Holders of THI Party Claims.

Treatment: On the Substantial Consummation Date, Holders of Class 5 Claims will receive from Holders of Class 3 Claims, in full and final satisfaction of such Allowed Class 5 Claims, and in exchange for amendments or modifications to, or assumptions and assignments of, certain of the Related Party Agreements, 90% of the Slot New Co Common Equity. Such treatment shall constitute a compromise and settlement, pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, of any and all Claims by any of the THI Parties against any Debtor arising under or in connection with the Related Party Agreements identified in the Related Party Agreements Term Sheet or otherwise, and of any and all claims held by any Debtor against any of the THI Parties arising under or in connection with the Related Party Agreements or otherwise.

Voting: Class 5 is Impaired, and Holders of Class 5 THI Party Claims will be entitled to vote to accept or reject the Plan.

Class 6—Senior Subordinated Note Claims

Classification: Class 6 consists of the Holders of Senior Subordinated Note Claims against the Debtors.

Treatment: On the Substantial Consummation Date, all outstanding obligations under the indentures governing the Senior Subordinated Notes shall be terminated. Holders of Class 6 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting: Holders of Class 6 Claims will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 6 Claims will not be entitled to vote to accept or reject the Plan.

Class 7—Intercompany Claims

Classification: Class 7 consists of all Intercompany Claims against the Debtors.

Treatment: On the Substantial Consummation Date, at the option of the Debtors or the Reorganized Debtors, the Intercompany Claims of any Debtor against any other Debtor shall either be reinstated, in full or in part, or cancelled and discharged, in full or in part, in which case such discharged and satisfied portion shall be eliminated and the Holders thereof shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such portion; provided, however, that, prior to the Substantial Consummation Date, the Debtors shall take all necessary steps to ensure that, as of the Substantial Consummation Date, there shall be no Intercompany Claims of (i) Reorganized Herbst Gaming against Slot Co or (ii) Slot Co against Reorganized Herbst Gaming; provided further that the treatment of Intercompany Claims shall be reasonably acceptable to Required Consenting Lenders and the THI Parties.

Voting: Holders of Class 7 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 7 Claims will not be entitled to vote to accept or reject the Plan.

Class 8—Equity Interests in Herbst Gaming

Classification: Class 8 consists of all Equity Interests in Herbst Gaming.

Treatment: On the Substantial Consummation Date, all Class 8 Equity Interests in Herbst Gaming shall be cancelled. Holders of Class 8 Equity Interests shall not receive or retain any property on account of their Interests under the Plan.

Voting: Holders of Class 8 Interests will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 8 Interests will not be entitled to vote to accept or reject the Plan.

Class 9—Intercompany Interests

Classification: Class 9 consists of all Intercompany Interests in the Debtors.

Treatment: Except as otherwise provided in this Term Sheet, Class 9 Intercompany Interests shall be retained and the legal, equitable, and contractual rights to which the Holders of such Intercompany Interest are entitled shall remain unaltered.

Voting: Class 9 is Unimpaired, and the Holders of Class 9 Interests will be conclusively deemed to have accepted the Plan pursuant to section

1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 9 Claims will not be entitled to vote to accept or reject the Plan.

Means for Implementation of the Plan	Extensions and Modifications of Related Party Agreements; Slot Business

The Related Party Agreements shall be assumed, assumed as modified, rejected, and/or otherwise treated as described in the Related Party Agreements Term Sheet attached hereto as Exhibit 4, and any and all Claims arising in connection with any such assumption, modifications, rejections or other treatment shall be classified in Class 5. For the avoidance of doubt, unless otherwise expressly set forth on the Related Party Agreements Term Sheet, all terms and provisions in each of the Related Party Agreements shall continue to be valid and enforceable. Any and all Executory Contracts necessary in connection with the ownership and operation of the Slot Business will be assumed and assigned by Herbst Gaming to Slot Co (the “Slot Business Executory Contracts”).

The Confirmation Order will provide that, during the period commencing on the Effective Date and running through the Substantial Consummation Date, the economic terms of the Related Party Agreements shall be honored and performed by the parties thereto as if all assumptions, modifications or other treatments described in the Related Party Agreements Term Sheet were in effect as of the Effective Date, notwithstanding the fact that the Substantial Consummation Date may not yet have occurred.

Release Provisions	Compromise and Settlement

The allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions and treatments under the Plan take into account and/or conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(c) of the Bankruptcy Code, or otherwise, including without limitation the subordination provisions contained in the Indentures governing the Senior Subordinated Notes. As of the Effective Date or the Substantial Consummation Date, as the case may be, any and all such rights described in the preceding sentence will be settled, compromised and released pursuant to the Plan. In addition, the allowance, classification and treatment of Allowed Claims takes into account any Causes of Action, whether under the Bankruptcy Code or otherwise under applicable law, that may exist (i) between the Debtors, on the one hand, and the Releasing Parties, on the other, and (ii) as between the Releasing Parties (to the extent set forth in the Third Party Release). As of the Effective Date or the Substantial Consummation Date, as the case may be, any and all such Causes of Action are settled, compromised and released pursuant hereto. The Confirmation Order shall approve the releases by all Entities of all such contractual, legal and equitable subordination rights or Causes of Action against each such Releasing Party that are satisfied, compromised and settled in this manner.

Debtor Release

On the Substantial Consummation Date and effective as of the Substantial Consummation Date, for the good and valuable consideration provided by each of the Releasing Parties, including, but not limited to: (i) the discharge of debt and all other good and valuable consideration paid pursuant to the Plan; (ii) the obligations of the Releasing Parties to provide the support necessary for Consummation of the Plan; and (iii) the services of the Debtors’ present and former officers and directors in facilitating the expeditious implementation of the Restructuring contemplated by the Plan, each of the Debtors and the Reorganized Debtors shall provide a full discharge and release to each Releasing Party and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, Affiliates and representatives (collectively, the “Debtor Releasees” (and each such Debtor Releasee so released shall be deemed released and discharged by the Debtors and the Reorganized Debtors)) and their respective properties from any and all Causes of Action, whether known or unknown, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, arising from or related in any way to the Debtors or Reorganized Debtors, including, without limitation, those that any of the Debtors or Reorganized Debtors would have been legally entitled to assert in their own right (whether individually or collectively) or that any Holder of a Claim or Equity Interest or other Entity would have been legally entitled to assert on behalf of any of the Debtors or any of their Estates, and further including those in any way related to the Chapter 11 Cases or the Plan to the fullest extent of the law; provided, however, that the foregoing “Debtor Release” shall not operate to waive or release any Releasing Party from any Causes of Action (i) expressly set forth in and preserved by the Plan, the Plan Supplement or related documents or (ii) arising under the Herbst Gaming Amended and Restated Senior Credit Facility or the New Slot Co Bank Loan.

Third Party Release

On the Substantial Consummation Date and effective as of the Substantial Consummation Date, to the extent permitted by law, the Releasing Parties shall provide a full discharge and release (and each Entity so released shall be deemed released by the Releasing Parties) to the Third Party Releasees and their respective property from any and all Causes of Action, whether known or unknown, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, arising from or related in any way to the Debtors, including, without limitation, those in any way related to the Chapter 11 Cases or the Plan to the fullest extent of the law; provided, however, that the foregoing “Third Party Release” shall not operate to waive or release any of the Third Party Releasees from any Causes of Action (i) expressly set forth in and preserved by the Plan, the Plan Supplement or related documents or (ii) arising under the Herbst Gaming Amended and Restated Senior Credit Facility or the New Slot Co Bank Loan.

Exculpation

The Exculpated Parties shall neither have, nor incur any liability to any Entity for any prepetition or postpetition act taken or omitted to be taken in connection with, or related to formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Company; provided, however, that the foregoing provisions of this release shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct; provided further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, the Plan; provided still further, that the foregoing Exculpation shall not apply to any acts or omissions expressly set forth in and preserved by the Plan, the Plan Supplement or related documents.

Indemnification

Under the Plan, all indemnification provisions currently in place (whether in the by-laws, articles or certificates of incorporation, articles of limited partnership, limited liability company agreements, board resolutions (or resolutions of similar bodies) or employment contracts) for the current and former directors, officers, employees, attorneys, other professionals and agents of the Debtors and such current and former directors and officers’ respective Affiliates shall be assumed, and shall survive effectiveness of the Plan. All indemnification provisions in place on and prior to the Substantial Consummation Date for current and former directors and officers of the Debtors and their subsidiaries and such current and former directors and officers’ respective Affiliates shall (i) survive the Substantial Consummation Date of the Plan for Claims related to or in connection with any actions, omissions or transactions occurring prior to the Substantial Consummation Date, and (ii) remain liabilities of the respective reorganized Debtor.

Director and Officer Liability Policy

Reorganized Herbst Gaming will obtain sufficient tail coverage under a directors and officers’ liability insurance policy for the current and former directors and officers for a period of six (6) years. As of the Substantial Consummation Date, the Debtors shall assume all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Also as of the Substantial Consummation Date, Slot Co will obtain a directors and officers’ liability insurance policy for its directors and officers in such amount and for such duration as the directors and officers of Slot Co may deem to be sufficient. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no proof of claim need be filed.

EXHIBIT 1

Definitions

Term	Definition
7.000% Senior Subordinated Notes

The 7.000% Senior Subordinated Notes due November 1, 2014, issued by Herbst Gaming pursuant to that certain Indenture, dated as of November 22, 2004, among Herbst Gaming, Inc., a Nevada corporation, the Guarantors (as defined therein) and HSBC Bank, National Association, as successor trustee.

7.000% Senior Subordinated Note Claims	All Claims arising under, or in any way related to, the 7.000% Senior Subordinated Notes.
8.125% Senior Subordinated Notes

The 8.125% Senior Subordinated Notes due June 1, 2012, issued by Herbst Gaming pursuant to that certain Indenture, dated as of June 11, 2004, among Herbst Gaming, Inc., a Nevada corporation, the Guarantors (as defined therein) and HSBC Bank, National Association, as successor trustee.

8.125% Senior Subordinated Note Claims	All Claims arising under, or in any way related to the 8.125% Senior Subordinated Notes.
Administrative Claim

A Claim for costs and expenses of administration of the Estates under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, without limitation, for: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the respective Estates and operating the businesses of the Debtors; (b) Allowed Claims of retained professionals in the Chapter 11 Cases; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930.

Affiliate	As defined in section 101(2) of the Bankruptcy Code.
Allowed Claim or Allowed Interest

A Claim or Interest that is allowed (i) pursuant to the Plan; (ii) in any stipulation executed prior to the Confirmation Date and approved by the Bankruptcy Court; (iii) in any stipulation with the Debtors or Reorganized Debtors executed on or after the Confirmation Date and approved by the Bankruptcy Court; or (iv) in or pursuant to any contract, instrument, indenture or other agreement entered into or assumed in connection herewith; provided, however, that proofs of claim need not and should not be filed with respect to any Claim with the Bankruptcy Court; and provided, further, that, notwithstanding anything herein to the contrary , by treating a Claim as an “Allowed Claim” the Debtors do not waive their rights to contest the amount and validity of any disputed, contingent or unliquidated Claim in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

Bankruptcy Code	Chapter 11 of the Bankruptcy Code, 11 U.S.C. §§ 101-1532
Bankruptcy Court

The United States Bankruptcy Court for the District of Nevada, having jurisdiction over the Chapter 11 Cases and, to the extent of the withdrawal of any reference under section 157 of title 28 of the United States Code and/or the General Order of the District Court pursuant to section 151 of title 28 of the United States Code, the United States District Court for the District of Nevada.

Bankruptcy Rules	The Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under 28 U.S.C. § 2075 and the general, local and chambers rules of the Bankruptcy Court.
Business Day	Any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).
Cash	The legal tender of the United States of America or the equivalent thereof, including bank deposits, checks and cash equivalents.
Causes of Action

All actions, causes of action, Claims, liabilities, obligations, rights, suits, debts, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims or any other claims disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Substantial Consummation Date.

Chapter 11 Cases

(a) When used with reference to a particular Debtor, the chapter 11 case for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases for all of the Debtors.

Claim	Any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.
Class	A category of Holders of Claims or Equity Interests pursuant to section 1122(a) of the Bankruptcy Code as set forth in this Term Sheet.
Company	Herbst Gaming and its Affiliates.
Confirmation	The entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified having been satisfied or waived.
Confirmation Date	The date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.
Confirmation Order	The order of the Bankruptcy Court confirming the Plan pursuant to, among others, section 1129 of the Bankruptcy Code.
Corporate Overhead Allocation Agreement

That certain agreement to be entered into on the Substantial Consummation Date by Casino Co and Slot Co, under which the terms of overhead allocation between Casino Co and Slot Co shall be set forth, which shall provide as follows: (i) expiration date on December 31 of the first full calendar year following the Substantial Consummation Date; (ii) automatic one-year extensions with 6 months notice required to terminate contract by either party; and (iii) Slot Co charges Reorganized Herbst Gaming for its portion of overhead costs.

Consenting Lenders	Each of the Lenders party to the Agreement, dated , 2009, among Herbst Gaming, the Guarantor Debtors and the Consenting Parties identified therein.
Consummation	The occurrence of the Substantial Consummation Date.
Creditor	Any Holder of a Claim.
D&O Liability Insurance Policies	All insurance policies for directors and officers’ liability maintained by the Debtors as of the Petition Date.
Debtor(s)	Herbst Gaming and the Guarantor Debtors, individually and collectively, as the case may be.
Debtor Releasees	Each Releasing Party and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, Affiliates and representatives.
DIP Facility

Any debtor in possession credit facility approved by the Bankruptcy Court, which shall contain adequate protection provisions satisfactory to the Senior Credit Facility Agent. Lenders shall have the right, but not the obligation, to provide the DIP Facility on commercially reasonable terms.

DIP Facility Claim	Any Claim on account of the DIP Facility.
Disclosure Statement

The disclosure statement for the Plan, as amended, supplemented or modified from time to time, describing the Plan, that is prepared and distributed in accordance with, among others, sections 1125, 1126(b) and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018 and other applicable law.

Effective Date	The day that is the 11th day after the Confirmation Order is docketed.
Entity	An entity as defined in section 101(15) of the Bankruptcy Code.
Equity Interest

Any share of common stock, preferred stock or other instrument evidencing an ownership interest in a Debtor, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in a Debtor that existed immediately prior to the Substantial Consummation Date; provided, however, that Equity Interest does not include any Intercompany Interest.

Estate	As to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.
Excess Cash Flow	With respect to any period of time within which it is measured, (a) EBITDA minus

(b) the sum, without duplication, of (i) capital expenditures during such period (excluding the portion thereof financed with the proceeds of new indebtedness); (ii) cash interest expense paid or accrued during such period; (iii) principal payments during such period paid or payable in cash in respect of funded debt and/or capital leases; (iv) income taxes deducted in determining combined net income to the extent paid for in cash or accrued prior to the date on which the calculation of Excess Cash Flow is required to be performed; (v) cash distributions made to the THI Parties (or their affiliates) prior to the date on which the calculation Excess Cash Flow is required to be performed in respect of income and/or other tax liabilities which emanate from Slot Co.; (vi) prepaid rent paid in connection with new space lease agreements and/or the extension, modification or renewal of existing space lease agreements approved by unanimous board consent (provided that for purposes of calculating Excess Cash Flow, prepaid rent paid to a THI Party shall be excluded); and, (vii) for avoidance of doubt, with respect to any calculation of Excess Cash Flow for the purpose of determining a Mandatory Prepayment on the New Slot Co Bank Loan or the New Slot Co Second Lien Facility, any interest accrued during the applicable period on the New Slot Co Second Lien Facility that is required to be paid in cash. Notwithstanding the foregoing, in no event shall Slot Co be required to make a Mandatory Prepayment with respect to Excess Cash Flow if (and to the extent that) such payment would cause Slot Co’s cash and cash equivalents to be less than the Minimum Cash Amount.

The “Minimum Cash Amount” means (a) an amount of cash and cash equivalents that the THI Parties and Consenting Lenders determine (as contemplated in the Term Sheet) will be allocated and assigned to Slot Co as of the PIK Date (with subsequent annual adjustments based on a methodology to be agreed by the THI Parties and Consenting Lenders, the “Base Amount”) plus (b)  $5 million.

Exculpated Parties

(a) The Debtors; (b) the Reorganized Debtors; (c) the Releasing Parties; and (d) all of the officers, directors, employees, members, attorneys, actuaries, financial advisors, accountants, investment bankers, agents, professionals, Affiliates, partners and representatives of each of the foregoing Entities (whether current or former, in each case in his, her or its capacity as such).

Executory Contract	A contract to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
Final Order

An order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, entered on the docket of such court, that has not been reversed, rescinded, stayed, modified or amended, that is in full force and effect, and with respect to which: (a) the time to appeal, seek review or rehearing, or petition for certiorari has expired and no timely filed appeal or petition for review, rehearing, remand or certiorari is pending; or (b) any appeal taken or petition for certiorari filed (i) has been resolved by the highest court to which the order or judgment was appealed or from which review, rehearing or certiorari was sought or (ii) has not yet been resolved by such highest court, but such order has not been stayed pending appeal. Notwithstanding any provision to the contrary in this Term Sheet or in the Definitive Documentation, the Confirmation Order entered in the Bankruptcy Cases shall become a Final Order on the 11th day following entry of such Confirmation Order unless any appeal of such Confirmation Order is accompanied by a stay pending appeal.

General Unsecured Claim

Any unsecured Claim against any Debtor that is not an Other Priority Claim, 7.000% Senior Subordinated Note Claim, 8.125% Senior Subordinated Note Claim, Related Party Agreement Claim, or Intercompany Claim.

Herbst Gaming Amended and Restated Senior Credit Facility

A new credit agreement to be entered into by Reorganized Herbst Gaming as borrower comprising a first lien term loan in the amount of $350 million and a second lien term loan in the amount of $125 million on terms to be negotiated.

Holder	An Entity holding an Equity Interest or Claim.
Impaired	Claims in an Impaired Class.

Impaired Class	An impaired Class within the meaning of section 1124 of the Bankruptcy Code.
Intercompany Claims	Any and all Claims of a Debtor against and in another Debtor.
Intercompany Interest

An Interest in a Debtor held by another Debtor or an Interest in a Debtor held by an Affiliate of the Debtors. Intercompany Interests shall not include any Interest held by any Debtor or any Affiliate of the Debtors in the Slot Business.

New Slot Co Bank Loan	A new first priority senior secured bank loan in the amount of $135 million and consistent with the New Slot Co Bank Loan Term Sheet.
New Slot Co Bank Loan Term Sheet	That certain New Slot Co Bank Loan Term Sheet attached as Exhibit 2 to this Term Sheet.
New Slot Co Second Lien Facility

That certain pay-in-kind note in the amount of $40 million secured by a second lien security interest in all of the assets of Slot Co and consistent with the New Slot Co Second Lien Facility Term Sheet.

New Slot Co Second Lien Facility Term Sheet	That certain New Slot Co Second Lien Facility Term Sheet attached as Exhibit 3 to this Term Sheet.
Other Priority Claims	Any and all Claims accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than Priority Tax Claims.
Other Secured Claims	Any secured Claim, other than a DIP Facility Claim or a Senior Credit Facility Claim.
Petition Date	The date on which the petition(s) to commence the Chapter 11 Cases is/are filed.
Plan

The Debtors’ joint plan of reorganization under chapter 11 of the Bankruptcy Code, as it may be altered, amended, modified or supplemented from time to time in accordance with this Term Sheet and the Bankruptcy Code or the Bankruptcy Rules.

Plan Supplement

The compilation of documents and forms of documents, schedules and exhibits to be filed no later than 5 Business Days prior to the hearing at which the Bankruptcy Court considers whether to confirm the Plan, as may thereafter be altered, amended, modified or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and the Bankruptcy Rules.

Priority Tax Claim	Any and all Claims of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
Related Party Agreements	Any agreement by and between any Debtor and any of the THI Parties.
Related Party Agreements Term Sheet	That certain Related Party Agreements Term Sheet attached as Exhibit 4 to this Term Sheet.
Releasing Parties

Collectively, all current and former officers and directors of the Debtors, all current and former parties to the Senior Credit Facility and any DIP Facility, the THI Parties, all holders of Equity Interests, and each of their respective officers, directors, employees, members, attorneys, actuaries, financial advisors, accountants, investment bankers, agents, professionals, Affiliates, partners and representatives.

Reorganized Debtors

(a) Reorganized Herbst Gaming, (b) Slot Co and (c) the Guarantor Debtors, as such entities exist on or after the Substantial Consummation Date, in each case, or any successor thereto, by merger, consolidation, or otherwise.

Reorganized Herbst Gaming	Herbst Gaming, or any successor thereto, by merger, consolidation or otherwise, on or after the Substantial Consummation Date.
Reorganized Herbst Gaming New Common Equity

[XX] shares of common stock in Reorganized Herbst Gaming, par value [$.01] per share, to be authorized pursuant to the Reorganized Herbst Gaming charter, of which up to [XX] shares shall be initially issued on the Substantial Consummation Date pursuant to the Plan.

Required Consenting Lenders	Consenting Lenders holding at least two-thirds in amount of the total Claims held by all Consenting Lenders arising under the Senior Credit Facility.
Secured Claim

A Claim that is (i) secured by a valid and unavoidable lien on or security interest in property of the Debtors, to the extent of the value of such lien or security interest, and (ii) unsecured, to the extent of any deficiency in the value of such lien or security interest.

Senior Credit Facility	That certain Second Amended and Restated Senior Credit Agreement dated as of January 3, 2007, as amended.

Senior Credit Facility Agent	Wilmington Trust Company, in its capacity as administrative agent under the Senior Credit Facility.
Senior Credit Facility Claims	All Claims arising under, or in any way related to the Senior Credit Facility.
Senior Credit Facility Gift

The deemed transfer by gift under the Plan from Holders of Allowed Class 3 Claims to Holders of Class 4 General Unsecured Claims sufficient value to allow the Holders of such Claims to receive the treatment described in this Term Sheet. The Senior Credit Facility gift shall be subject to revocation by the Consenting Lenders on or before the Petition Date to the extent, but only to the extent, that there exist any undisclosed contingent liabilities in excess of $10 million.

Senior Subordinated Notes	The 7.000% Senior Subordinated Notes and the 8.125% Senior Subordinated Notes.
Senior Subordinated Note Claims	The 7.000% Senior Subordinated Note Claims and the 8.125% Senior Subordinated Note Claims.
Slot Business Executory Contracts	Those Executory Contracts to be assumed and assigned by the Debtors to Slot Co.
Slot Co	A new Nevada limited liability company to be organized pursuant to the Plan.
Slot Co New Common Equity	Membership Interests in Slot Co to be authorized pursuant to the Slot Co operating agreement.
Substantial Consummation Date

The day that is the third Business Day after the Effective Date on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent to substantial consummation of the Plan have been satisfied or waived by the Debtors.

THI Parties

Terrible Herbst, Inc., a Nevada corporation, and any other person or entity, other than a Debtor, affiliated with Terrible Herbst, Inc. that is a party to a Related Party Agreement, or that enters into a new agreement or agreements related to the operations of the Company and is affiliated with Terrible Herbst, Inc.

THI Party Claims	All Claims arising under, or in any way related to the Related Party Agreements.
Third Party Releasees

Collectively, each of the Debtors, the Reorganized Debtors, each Releasing Party, and each of their respective officers, directors, employees, members, attorneys, actuaries, financial advisors, accountants, investment bankers, agents, professionals, Affiliates, partners and representatives.

Unexpired Lease	A lease of non-residential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
Unimpaired	Unimpaired within the meaning of section 1124 of the Bankruptcy Code.

EXHIBIT 2

New Slot Co Bank Loan Term Sheet

Borrower:	Slot Co

Principal Amount:	$135 million

Maturity:	Fifth anniversary of the Substantial Consummation Date.

Interest Rate:

Lower of (i) LIBOR: LIBOR plus 750 bps (LIBOR floor of 3.5%) of cash pay interest; or (ii) Base Rate: Base Rate plus 550 bps (Base Rate floor of 6.0%) of cash pay interest. Interest payments will be made quarterly.

Ranking:	Senior secured

Security:	First priority security interest in substantially all of the assets of Slot Co.

Mandatory Prepayment:

Slot Co required to prepay loan within two (2) Business Days of its fiscal year end audit, and, in any event, not later than 90 days after the end of each fiscal year of Slot Co in an amount equal to 80% of Excess Cash Flow, if any, for such fiscal year. Notwithstanding the foregoing, in no event shall Slot Co be required to make a Mandatory Prepayment with respect to Excess Cash Flow if (and to the extent that) such payment would cause Slot Co’s cash and cash equivalents to be less than the Minimum Cash Amount.

Representations, Warranties, Covenants and Defaults:

The form of loan agreement shall be included in the Definitive Documentation and shall contain representations, warranties, covenants and events of default that are customary for financings of this type; provided, however, that there shall be (i) no financial maintenance covenants of any kind other than the minimum EBITDA covenant discussed in the “Corporate Governance” section of the Restructuring Term Sheet to which this term sheet is an exhibit (it being understood that breach of such covenant is not an event of default), and (ii) no requirements to file any reports with the SEC or be a reporting company under the Securities Exchange Act of 1934, as amended.

Transferability:	Transfers of claims arising under the New Slot Co Bank Loan by any holder shall be conditioned upon concurrent transfers by such holder of claims arising under the New Slot Co Second Lien Facility.

Other Terms:	Additional terms to be negotiated.

EXHIBIT 3

New Slot Co Second Lien Facility Term Sheet

Borrower:	Slot Co

Principal Amount:	$40 million

Maturity:	Fifth anniversary of the Substantial Consummation Date.

Interest Rate:

Lower of (i) LIBOR: LIBOR plus 1,200 bps (LIBOR floor of 3.5%) cash pay or PIK (subject to reserves for operations to be negotiated, interest shall be in cash to the extent that there is sufficient cash flow before any Excess Cash Flow sweep, including with respect to the New Slot Co Bank Loan); or (ii) Base Rate: Base Rate plus 1,000 bps (Base Rate floor of 6.0%). Interest may either be paid in cash or paid in kind at the election of Slot Co; provided that interest will be paid in cash if (and limited to the amount that) before any Excess Cash Flow sweep, available cash exceeds the Minimum Cash Amount. Interest payments will be made or compounded quarterly.

Ranking:	Senior secured

Security:	Second priority security interest in substantially all of the assets of Slot Co.

Mandatory Redemption:

Following repayment in full of all obligations under the New Slot Co Bank Loan, Slot Co required to prepay loan within two (2) Business Days of its fiscal year end audit, and, in any event, not later than 90 days after the end of each fiscal year of Slot Co in an amount equal to 80% of Excess Cash Flow, if any, for such fiscal year. Notwithstanding the foregoing, in no event shall Slot Co be required to make a Mandatory Prepayment with respect to Excess Cash Flow if (and to the extent that) such payment would cause Slot Co’s cash and cash equivalents to be less than the Minimum Cash Amount.

Representations, Warranties, Covenants and Defaults:

The form of loan agreement shall be included in the Definitive Documentation and shall contain representations, warranties, covenants and events of default that are customary for financings of this type; provided, however, that there shall be (i) no financial maintenance covenants of any kind other than the minimum EBITDA covenant discussed in the “Corporate Governance” section of the Restructuring Term Sheet to which this term sheet is an exhibit (it being understood that breach of such covenant is not an event of default), and (ii) no requirements to file any reports with the SEC or be a reporting company under the Securities Exchange Act of 1934, as amended.

Transferability:	Transfers of claims under the New Slot Co Second Lien Facility shall be conditioned upon concurrent transfers by such holder of claims arising under the New Slot Co Bank Loan.

Other Terms:	Additional terms to be negotiated.

EXHIBIT 4

Related Party Agreements Term Sheet(5)

(5)      Unless otherwise expressly set forth on this Related Party Agreements Term Sheet, all terms and provisions in each of the Related Party Agreements shall continue to be valid and enforceable.

Terrible’s Town Pahrump  (The economic terms of each of the following shall be honored and performed by the parties thereto as if all assumptions, modifications or other treatments described herein were in effect as of the Effective Date, notwithstanding the fact that the Substantial Consummation Date may not yet have occurred.)

1.                                      T’Town Pahrump Lease between The Herbst Family Limited Partnership (Lessor) & E-T-T, Inc. (Lessee) dated July 1, 1996

Proposed Treatment:  Lessee assigns to Herbst Gaming, Inc. or its subsidiary (which subsidiary shall become a subsidiary of Reorganized Herbst Gaming) that is the applicable operating entity.  Proposed terms modification as follows:  (i) expiration date of December 31, 2016, resulting in no options to renew; and (ii) monthly rental fee of $15,000/month through proposed expiration date.

2.                                      Terrible’s Town Pahrump Service Station Lease Agreement between E-T-T, Inc. (Lessor) and Terrible Herbst, Inc. (Lessee), dated November 16, 1995

Proposed Treatment:  Lessor assigns to Herbst Gaming, Inc. or its subsidiary (which subsidiary shall become a subsidiary of Reorganized Herbst Gaming) that is the applicable operating entity.  Proposed terms modification as follows:  (i) expiration date of December 31, 2016, resulting in no options to renew; and (ii) fixed at current amount.

Lakeside Pahrump  (The economic terms of each of the following shall be honored and performed by the parties thereto as if all assumptions, modifications or other treatments described herein were in effect as of the Effective Date, notwithstanding the fact that the Substantial Consummation Date may not yet have occurred.)

Note:  Reorganized Herbst Gaming will own and operate Lakeside Pahrump, and the property and operations will be in Reorganized Herbst Gaming upon Substantial Consummation.

3.                                      Terrible’s Lakeside Lease Agreement between E-T-T Enterprises, L.L.C. (Lessor) and E-T-T, Inc. (Lessee), dated August 1, 1998

Proposed Treatment:  To be terminated.

4.                                      Terrible’s Lakeside Service Station Lease Agreement between E-T-T Enterprises, L.L.C. (Lessor) and Terrible Herbst, Inc. (Lessee), dated August 1, 1998

Proposed Treatment:  Lessor assigns to Herbst Gaming, Inc. or its subsidiary (which subsidiary shall become a subsidiary of Reorganized Herbst Gaming) that is the applicable operating entity.  Proposed terms modification as follows:  (i) expiration date of December 31, 2016; and (ii) fixed at current amount.

Headquarters  (The economic terms of each of the following shall be honored and performed by the parties thereto as if all assumptions, modifications or other treatments described herein were in effect as of the Effective Date, notwithstanding the fact that the Substantial Consummation Date may not yet have occurred.)

Note:  The Russell Road Lease is a sublease of the Headquarters Lease.

5.                                      HGI Headquarters Lease between The Herbst Family Limited Partnership (Lessor) & E-T-T Enterprises, L.L.C. (Lessee) dated July 1, 1997

Proposed Treatment:  Lessee assigns to Slot Co.  Proposed terms modification as follows:  (i) expiration date of December 31, 2016.

6.                                      HGI Headquarters Sub-lease between Slot Co (Sublessor) and Reorganized Herbst Gaming (Sublessee) (new document)

Proposed Treatment:  Proposed term modification as follows:  (i) expiration date of one year following the Substantial Consummation Date, subject to automatic renewal unless Slot Co notified by Reorganized Herbst Gaming of non-renewal six months prior to expiration date; (ii) terms to mirror Corporate Overhead Allocation Agreement; and (iii) Slot Co will be sublessor and Reorganized Herbst Gaming will be sublessee.

7.                                      Russell Road Service Station/warehouse Lease between E-T-T Enterprises, L.L.C. (Lessor) & Terrible Herbst, Inc. (Lessee) dated July 1, 1997

Proposed Treatment:  Lessor assigns to Slot Co.

Polaris Rd.  (The economic terms of each of the following shall be honored and performed by the parties thereto as if all assumptions, modifications or other treatments described herein were in effect as of the Effective Date, notwithstanding the fact that the Substantial Consummation Date may not yet have occurred.)

8.                                      Polaris Rd. Warehouse Office Space & Warehouse Space Lease between Herbst Grandchildren’s Trust (Lessor) & Herbst Gaming, Inc. (Lessee) dated Nov. 27, 2002

Proposed Treatment:  Lessee assigns to Slot Co.  Proposed terms modification as follows:  (i) expiration date of December 31, 2016.

9.                                      Polaris Rd. Warehouse Office Space & Warehouse Sub-lease between Slot Co (Sublessor) and Reorganized Herbst Gaming (Sublessee) (new document)

Proposed Treatment:  (i) expiration date of one year following the Substantial Consummation Date, subject to automatic renewal unless Slot Co notified of non-renewal by Reorganized Herbst Gaming six months prior to expiration date; (ii) terms to mirror Corporate Overhead Allocation Agreement; and (iii) E-T-T will be sublessor and Reorganized Herbst Gaming will be sublessee.

Searchlight

10.                               Terrible’s Searchlight Lease between Terrible Herbst, Inc. (Lessor) & E-T-T, Inc. (Lessee) dated July 1, 2002

Proposed Treatment:  Lessee assigns to Herbst Gaming, Inc. or its subsidiary (which subsidiary shall become a subsidiary of Reorganized Herbst Gaming) that is the applicable operating entity.  The economic terms of this agreement shall be honored and performed by the parties thereto as if all assumptions, modifications or other treatments described herein were in effect as of the Effective Date, notwithstanding the fact that the Substantial Consummation Date may not yet have occurred.

Other Agreements

11.                               Gaming Device License Agreement between E-T-T, Inc. & Terrible Herbst, Inc. dated December 20, 1999

Proposed Treatment:  Proposed terms modification as follows:  (i) all slot machines priced at $1,200 through proposed expiration date of December 31, 2014; (ii) elimination of anti-assignment clause following Event of Default under Slot Co debt; and (iii) no per location minimum payment.  The economic terms of this agreement shall be honored and performed by the parties thereto as if all assumptions, modifications or other treatments described herein were in effect as of the Effective Date, notwithstanding the fact that the Substantial Consummation Date may not yet have occurred.

12.                               Gaming Device License Agreement between Slot Co Majority Shareholder & Terrible Herbst, Inc. (new document)

Proposed Treatment:  (i) term from January 1, 2015 through December 31, 2016; (ii) all slot machines priced at $1,200 through proposed expiration date of December 31, 2016; (iii) elimination of anti-assignment clause following Event of Default under Slot Co debt; (iv) to be assigned to Slot Co upon Substantial Consummation Date in exchange for equity of Slot Co; and (v) no per location minimum payment.  Upon the Substantial Consummation Date, there will be an assignment of this agreement to Slot Co (new document).  The economic terms of this agreement shall be effective as of the Substantial Consummation Date.

13.                               Shared Services Agreement between Herbst Gaming, Inc., Terrible Herbst, Inc. & Berry-Hinckley Industries dated January 1, 2009

Proposed Treatment:  Remains in place.  This agreement shall be assigned to Slot Co upon the Substantial Consummation Date.  The economic terms of this agreement shall be honored and performed by the parties thereto as if all assumptions, modifications or other treatments described herein were in effect as of the Effective Date, notwithstanding the fact that the Substantial Consummation Date may not yet have occurred.

14.                               Master ATM Agreement between E-T-T, Inc. & Terrible Herbst, Inc. dated March 1, 2008

Proposed Treatment:  Proposed terms modification as follows:  (i) expiration date of December 31, 2016; and (ii) all ATMs except casino ATMs stay with Slot Co.  The economic terms of this agreement shall be honored and performed by the parties thereto as if all assumptions, modifications or other treatments described herein were in effect as of the Effective Date, notwithstanding the fact that the Substantial Consummation Date may not yet have occurred.

15.                               Advertising Purchasing Agreement between Herbst Gaming, Inc. & Terrible Herbst, Inc. dated March 1, 2008

Proposed Treatment:  Proposed terms modification as follows:  (i) expiration date of one year following the Substantial Consummation Date; (ii) continuous one-year extension options available through December 31, 2016, exercisable at Reorganized Herbst Gaming’s discretion; (iii) monthly fee at $30,000/month through proposed expiration date; and (iv) lenders retain assignability rights.  The economic terms of this agreement shall be honored and performed by the parties thereto as if all assumptions, modifications or other treatments described herein were in effect as of the Effective Date, notwithstanding the fact that the Substantial Consummation Date may not yet have occurred.

16.                               Trademark License Agreement between Terrible Herbst, Inc. & Herbst Gaming, Inc. dated August 24, 2001

Proposed Treatment: Proposed terms modification as follows:  (i) expiration date December 31, 2016, terminable by Reorganized Herbst Gaming after December 31, 2013 upon the payment of an early termination fee of $1 million; (ii) $1.73 million/year through proposed expiration date, to be paid monthly in equal installments; and (iii) one-time bonus of $1.5 million payable on one-year anniversary of the Effective Date.  The economic terms of this agreement shall be honored and performed by the parties thereto as if all assumptions, modifications or other treatments described herein were in effect as of the

Effective Date, notwithstanding the fact that the Substantial Consummation Date may not yet have occurred.

17.                               Trademark License Agreement between Terrible Herbst, Inc. & Slot Co (new document)

Proposed Treatment:  (i) expiration date of December 31, 2016.  The economic terms of this agreement shall be effective as of the Substantial Consummation Date.

18.                               Non-compete agreements.

Each of Jerry E. Herbst, Timothy P. Herbst, Troy D. Herbst and Edward J. Herbst will enter into non-competition agreements with Slot Co or Reorganized Herbst Gaming; such agreements shall expire on the earlier of (i) the repayment in full of the New Slot Co Bank Loan and the New Slot Co Second Lien Facility and (ii) December 31, 2016.  The economic terms of this agreement shall be honored and performed by the parties thereto as if all assumptions, modifications or other treatments described herein were in effect as of the Effective Date, notwithstanding the fact that the Substantial Consummation Date may not yet have occurred.

19.                               Deposit Services Agreement between E-T-T, Inc. & Terrible Herbst, Inc.

The economic terms of this agreement shall be honored and performed by the parties thereto as if all assumptions, modifications or other treatments described herein were in effect as of the Effective Date, notwithstanding the fact that the Substantial Consummation Date may not yet have occurred.